UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 21, 2025

ServisFirst Bancshares, Inc
(Exact name of registrant as specified in its charter)

Delaware	001-36452	26-0734029
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Woodcrest Place, Birmingham, Alabama	35209
(Address of principal executive offices)	(Zip Code)

(205) 949-0302
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common	SFBS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2025, ServisFirst Bancshares, Inc. (the “Company”) announced the appointment of Jim Harper, 47, as Senior Vice President and Chief Credit Officer of ServisFirst Bank (the “Bank”), effective April 21, 2025.

Previously, Mr. Harper served as Executive Vice President and Senior Credit Risk Officer of Cadence Bank, a position he held since 2021. He also previously served in the roles of Senior Vice President and Director of C&I Credit Risk and Commercial Credit and Underwriting Executive, each with Cadence Bank. Prior to joining Cadence Bank, Mr. Harper worked in a variety of roles with BBVA Compass Bank, Bank of America and Trustmark National Bank. Mr. Harper has Bachelor of Business Administration in Economics from Mississippi State University and a Master of Business Administration from the Owen Graduate School of Management at Vanderbilt University.

Mr. Harper does not have any family relationships with any of the Company or the Bank’s directors or executive officers. Mr. Harper does not have any arrangement or understanding with any person pursuant to which he was named or selected to be an officer of the Company or the Bank. Mr. Harper is not a party to any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Harper will receive a base salary of $280,000 annually and a cash signing bonus of $75,000 (repayable if Mr. Harper’s employment terminates within 24 months). Mr. Harper will also receive an award of 3,000 shares of restricted stock that will vest in full in five years and will be eligible to participate in the Company’s incentive plans and other Company benefits, including 401(k), health care and similar plans, with a minimum bonus of 25% of his base salary for 2025.

Mr. Harper also entered into a Change in Control Agreement, which provides him with certain employment protections for a two-year period following a change in control of the Company (the “Protected Period”). If Mr. Harper’s employment is terminated during the Protected Period without Cause or by Mr. Harper with Good Reason (as those terms are defined in the Change in Control Agreement), he would be entitled to receive, among other benefits: (1) a cash severance payment equal to 2 times the sum of (a) his base salary at the time of termination, and (b) the average cash bonus paid to Mr. Harper over the prior three years; and (2) a pro-rata bonus for the fiscal year in which the termination occurs. He would also be entitled to receive a lump sum cash payment equal to 18 months’ worth of COBRA premiums, based on Mr. Harper’s then-current coverage elections. The foregoing summary of the terms of the Change in Control Agreement is subject to, and qualified in its entirety by, the form of Change in Control Agreement, which was filed as Exhibit 10 to the Company’s Current Report on Form 8-K, filed February 25, 2021.

Mr. Harper will replace Henry F. Abbott, who previously served as Senior Vice President and Chief Credit Officer and resigned effective April 21, 2025. The Company and Mr. Abbott have entered into a consulting agreement, in which Mr. Abbott will provide consulting and transition services to the Company on a month-to-month basis for a consulting fee of $23,045 for the first month, and $12,753 for each month thereafter, for the duration of the consulting agreement which is terminable by either party after two months.

Item 9.01 – Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits:

Exhibit No.	Description

10.1	Form of Change in Control Agreement (incorporated by reference to Exhibit 10 to the Company’s Current Report on Form 8-K, filed March 1, 2021).
99.1	Press release dated April 21, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVISFIRST BANCSHARES, INC.

Dated: April 21, 2025	By:	/s/ Thomas A. Broughton, III
Thomas A. Broughton, III
Chairman, President and Chief Executive Officer